Execution Version

EXHIBIT 10.5
SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) dated as of July 29, 2019, by and among URBAN EDGE PROPERTIES LP, a Delaware limited partnership (the “Borrower”), each of the Banks party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Banks, the Administrative Agent and certain other parties have entered into that certain Revolving Credit Agreement dated as of January 15, 2015 and amended by that certain First Amendment to Revolving Credit Agreement dated as of March 7, 2017 (as further amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Banks and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a)The Credit Agreement is amended by replacing the table in clause (a) of the definition of “Applicable Margin” contained in Section 1.01 thereof in its entirety with the following:

Level	Ratio of Total Outstanding Indebtedness to Capitalization Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	< 0.35 to 1.00	1.050%	0.050%
2	> 0.35 to 1.00 but < 0.40 to 1.00	1.100%	0.100%
3	> 0.40 to 1.00 but < 0.45 to 1.00	1.150%	0.150%
4	> 0.45 to 1.00 but < 0.50 to 1.00	1.250%	0.250%
5	> 0.50 to 1.00 but < 0.55 to 1.00	1.300%	0.300%
6	> 0.55 to 1.00	1.500%	0.500%

(b)The Credit Agreement is further amended by replacing the table in clause (b) of the definition of “Applicable Margin” contained in Section 1.01 thereof in its entirety with the following:

Level	Credit Rating (S&P/Moody’s/Fitch)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3/A (or equivalent) or better	0.775%	0.000%
2	BBB+/Baa1/BBB+ (or equivalent)	0.825%	0.000%
3	BBB/Baa2/BBB (or equivalent)	0.900%	0.000%
4	BBB-/Baa3/BBB- (or equivalent)	1.100%	0.100%
5	Lower than BBB-/Baa3/BBB- (or equivalent or unrated)	1.450%	0.450%

(c)The Credit Agreement is further amended by replacing the table in clause (a) of the definition of “Facility Fee” contained in Section 1.01 thereof in its entirety with the following:

Level	Facility Fee
1	0.150%
2	0.150%
3	0.200%
4	0.200%
5	0.300%
6	0.300%

(d)The Credit Agreement is further amended by replacing clause (b) of the definition of “Applicable Margin” contained in Section 1.01 thereof in its entirety with the following:

(b)    During the Investment Grade Pricing Period, the percentage rate set forth in the table below corresponding to the Level into which the Credit Rating then falls. Any change in the Credit Rating which would cause the Applicable Margin to be determined at a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 6.09(16) that the Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Credit Rating has changed, then the Administrative Agent may, in its reasonable discretion, adjust the Level at which the Applicable Margin is determined effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Credit Rating has changed. During any period during the Investment Grade Pricing Period that the Borrower receives only two Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be the higher of the two Credit Ratings. During any period during the Investment Grade Pricing Period that the Borrower receives more than two Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be (A) if the difference between the highest and the lowest of such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between the highest and the lowest of such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Applicable Margin shall be determined based on the lower of the two highest Credit Ratings. During any period during the Investment Grade Pricing Period for which the Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margin for purposes of this clause (b) shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period during the Investment Grade Pricing Period that the Borrower has (a) no Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margin for purposes of this clause (b) shall be determined based on Level 5.

(e)The Credit Agreement is further amended by restating the definitions of “Anti-Corruption Laws”, “Capitalization Value”, “LIBOR Interest Rate”, “Maturity Date”, “OFAC”, “Sanctioned Country”, “Sanctioned Person” and “Sanctions” contained in Section 1.01 thereof in their entirety as follows:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Capitalization Value” means, at any time, the sum (without duplication) of the Borrower’s Ownership Share of (a) with respect to Properties of the Borrower and its Subsidiaries, individually determined and aggregated, NOI (excluding NOI attributable to Properties the value of which is to be included in Capitalization Value under the immediately following clause (b)) of each such Property for the most recently ended calendar quarter, annualized (i.e., multiplied by four), capitalized at the Capitalization Rate; (b) the GAAP book value of (i) all Properties of the Borrower and its Subsidiaries acquired during the four fiscal quarters most recently ended and (ii) all Transition Properties (except, in the case of either clause (i) or (ii), any such Property (or, solely in the case of clause (ii) above, any portion of such Property) which the Borrower has elected in a written notice to the Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (a)); (c) all Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries; (d) the fair market value of publicly traded securities and the book value of notes and mortgage loans receivable, Capitalized Development Costs, Equity Interests in Non-Real Estate Affiliates which do not have publicly traded securities, other Stock Holdings and Unimproved Land of the Borrower and its Subsidiaries at such time, all as determined in accordance with GAAP; and (e) leasing commissions, management fees and development fees paid by third parties to the Borrower or a Wholly Owned Subsidiary of the Borrower in respect of any Property owned by another Subsidiary (other than a Wholly Owned Subsidiary) or an Unconsolidated Affiliate to the extent that the Borrower’s or such Wholly Owned Subsidiary’s share of such commissions and fees exceeds the Borrower’s Ownership Share of such Subsidiary or Unconsolidated Affiliate, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), capitalized at the Capitalization Rate. The Borrower’s Ownership Share of assets held by (A) Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (c)) will be included in the calculation of Capitalization Value consistent with the above described treatment for assets owned by the Borrower or a Subsidiary and (B) Public Affiliates the publicly traded securities of which, or Non-Real Estate Affiliates (other than Public Affiliates) the Equity Interest of which, are included in Capitalization Value under the immediately preceding clause (d) shall not be included under any of the other preceding clauses. For the purposes of this definition, (1) for any Disposition of Property by the Borrower or any Subsidiary during any calendar quarter, NOI will be reduced by actual NOI generated from such Property, (2) the aggregate contribution to Capitalization Value in excess of 35% of the aggregate of notes and mortgage loans receivable, Capitalized Development Costs, publicly traded securities, other Stock Holdings and Unimproved Land of the Borrower and its Subsidiaries, and leasing commissions and management and development fees (determined after giving effect to any exclusion required under the immediately following clause (3)) shall not be included in Capitalization Value, (3) the aggregate amount of leasing commissions and management and development fees in excess of 15% of NOI included in the determination of Capitalization Value under the immediately preceding clause (e) shall not be included in Capitalization Value and (4) if the amount otherwise included pursuant to the above terms of this definition in Capitalization Value derived from Unconsolidated Affiliates that are not Public Affiliates, less the Borrower’s Ownership Share of the Total Outstanding Indebtedness of such Unconsolidated Affiliates, exceeds 25% of the Capitalization Value (determined without giving effect to this clause (4)), Capitalization Value shall be reduced by the amount of such excess.

“LIBOR Interest Rate” means, subject to implementation of a Benchmark Replacement in accordance with Section 3.02, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by ICE Benchmark Administration Limited, a United Kingdom Company, or a comparable or successor quoting service reasonably approved by the Agent, at approximately 11:00 a.m. (London time), two Banking Days prior to the first day of the applicable Interest Period by (ii) 1 minus the Eurodollar Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in the LIBOR Interest Rate on the date on which such change in such maximum rate becomes effective. Notwithstanding the foregoing, (x) in no event shall the LIBOR Interest Rate (including, without limitation, any Benchmark Replacement with respect thereto) be less than zero and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.02, in the event that a Benchmark Replacement with respect to the LIBOR Interest Rate is implemented then all references herein to the LIBOR Interest Rate shall be deemed references to such Benchmark Replacement.

“Maturity Date” means January 29, 2024, subject to extension pursuant to Section 2.17.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, as of the Second Amendment Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other Governmental Authority with jurisdiction over any Bank, the Borrower or any of its Subsidiaries or Affiliates.

(f)The Credit Agreement is further amended by adding the following definitions of “Anti-Money Laundering Laws”, “Benchmark Replacement”, “Benchmark Replacement Adjustment”, “Benchmark Replacement Conforming Changes”, “Benchmark Replacement Date”, “Benchmark Transition Event”, “Benchmark Transition Start Date”, “Benchmark Unavailability Period”, “Beneficial Ownership Certification”, “Beneficial Ownership Regulation”, “Early Opt-in Election”, “Eurodollar Reserve Percentage”, “Federal Reserve Bank of New York’s Website”, “Relevant Governmental Body”, “Second Amendment Date”, “SOFR”, “Term SOFR” and “Unadjusted Benchmark Replacement” to Section 1.01 thereof in the appropriate alphabetical location:

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules of any Governmental Authority applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR Interest Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the

Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR Interest Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR Interest Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR Interest Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR Interest Rate:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR Interest Rate permanently or indefinitely ceases to provide LIBOR Interest Rate; or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR Interest Rate:

(1)    a public statement or publication of information by or on behalf of the administrator of LIBOR Interest Rate announcing that such administrator has ceased or will cease to provide LIBOR Interest Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR Interest Rate;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR Interest Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR Interest Rate, a resolution authority with jurisdiction over the administrator for LIBOR Interest Rate or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR Interest Rate, which states that the administrator of LIBOR Interest Rate has ceased or will cease to provide LIBOR Interest Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR Interest Rate; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR Interest Rate announcing that LIBOR Interest Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Banks, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Banks) and the Banks.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR Interest Rate and solely to the extent that LIBOR Interest Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR Interest Rate for all purposes hereunder in accordance with clauses (b)-(e) of Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR Interest Rate for all purposes hereunder pursuant to clauses (b)-(e) of Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Early Opt-in Election” means the occurrence of:

(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Banks to the Administrative Agent (with a copy to the Borrower) that the Required Banks have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in clauses (b)-(e) of Section 3.02, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR Interest Rate, and

(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Banks to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Banks or by the Required Banks of written notice of such election to the Administrative Agent.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Second Amendment Date” means July 29, 2019.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(g)The Credit Agreement is further amended by restating Section 1.02 thereof in its entirety as follows:

SECTION 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP. Notwithstanding the first sentence of this Section 1.02, all accounting terms, ratios and calculations shall be determined without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842, provided that the Borrower shall provide to the Administrative Agent and the other Banks financial statements and other documents as reasonably requested by the Administrative Agent or any Bank setting forth a reconciliation between calculations of such ratio or requirement made in accordance with GAAP and made without giving effect to Accounting Standards Codification 842.

(h)The Credit Agreement is further amended by adding the following Sections 1.06 and 1.07 immediately after Section 1.05 thereof:

SECTION 1.06. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Interest Rate”.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

(i)The Credit Agreement is further amended by adding the following sentence at the end of the second paragraph of Section 2.07 thereof:

In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being Converted from a LIBOR Loan, the date of Conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being Converted to a LIBOR Loan, the date of Conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(j)The Credit Agreement is further amended by replacing “0.075%” in Section 2.17(iii) thereof with “0.0625%”.

(k)The Credit Agreement is further amended by restating Section 3.02 thereof in its entirety as follows:

SECTION 3.02. Alternate Rate of Interest.

(a)	Circumstances Affecting LIBOR Interest Rate Availability. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period:
(i)Administrative Agent reasonably determines (which determination shall be conclusive, absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Interest Rate for such Interest Period;

(ii)Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(iii)Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of “LIBOR Interest Rate” upon the basis of which the rate of interest for LIBOR Loans or Bid Rate Loans for such Interest Period is to be determined (without regard to the references to the Benchmark Replacement in such definition) do not adequately cover the cost to any Bank of making or maintaining such LIBOR Loan or Bid Rate Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any notice by the Borrower of Election, Conversion or Continuation that requests the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective, (ii) if the Borrower requests a Ratable Loan, such Loan shall be made or Continued as a Base Rate Loan and (iii) any request by the Borrower for a Bid Rate Loan shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Banks, then requests by the Borrower for Bid Rate Loans may be made to Banks that are not affected thereby.

(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR Interest Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Banking Day after the Administrative Agent has posted such proposed amendment to all Banks and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks accept such amendment. No replacement of LIBOR Interest Rate with a Benchmark Replacement pursuant to clauses (b)-(e) of this Section 3.02 will occur prior to the applicable Benchmark Transition Start Date.

(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Banks pursuant to clauses (b)‑(e) of this Section 3.02, including any applicable determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to clauses (b)-(e) of this Section 3.02.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of a LIBOR Loan, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR Interest Rate will not be used in any determination of Base Rate.

(l)The Credit Agreement is further amended by restating Section 5.26 thereof in its entirety as follows:

SECTION 5.26. Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a)    None of (i) the General Partner, the Borrower, any Subsidiary, any of their respective directors and officers acting on behalf of the Borrower or any Subsidiary with respect to this Agreement or any other Loan Document, or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the General Partner, the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and

Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)    Each of the General Partner, the Borrower and its Subsidiaries, each director, officer, and to the knowledge of Borrower, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d)    No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 7.06.

(m)The Credit Agreement is further amended by adding the following Section 5.27 immediately after Section 5.26 thereof:

SECTION 5.27. Beneficial Ownership Certification. As of the Second Amendment Date, all information included in the Beneficial Ownership Certification is true and correct to the knowledge of the officer of the General Partner that executes such certification.

(n)The Credit Agreement is further amended by adding the following Section 6.12 immediately after Section 6.11 thereof:

SECTION 6.12. Compliance with Anti-Corruption Laws, Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. The Borrower will (a) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, (b) notify the Administrative Agent and each Bank that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Bank, provide the Administrative Agent or such Bank, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(o)The Credit Agreement is further amended by restating Section 7.06 thereof in its entirety as follows:

SECTION 7.06. Use of Proceeds and Letters of Credit. Request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, trustees, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(p)The Credit Agreement is further amended by replacing “Fifty Million Dollars ($50,000,000)” in clause (a) of Section 9.01(4) thereof with “Seventy-Five Million Dollars ($75,000,000)”.

(q)The Credit Agreement is further amended by replacing “Fifty Million Dollars ($50,000,000)” in Section 9.01(6) thereof with “Seventy-Five Million Dollars ($75,000,000)”.

(r)The Credit Agreement is further amended by adding the following Section 12.26 immediately after Section 12.25 thereof:

SECTION 12.26. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 12.26 the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(s)The Credit Agreement is further amended by replacing “SCHEDULE I” attached thereto with “SCHEDULE I” attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment (this Amendment and any other agreements or documents executed by the Borrower in connection with this Amendment (collectively, the “Amendment Documents”)) duly executed by the Borrower, the Administrative Agent and each of the Banks;

(b)    Favorable opinions, dated as of the Second Amendment Date, from counsels for Borrower and General Partner addressed to the Administrative Agent and the Banks, as to such matters as Administrative Agent may reasonably request;

(c)    A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower and General Partner;

(d)    A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower and General Partner maintain their principal places of business (if different from its respective state of formation) dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower and General Partner;

(e)    A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner, certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Second Amendment Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner hereunder on behalf Borrower;

(f)    A certificate, signed by the Secretary or an Assistant Secretary of General Partner and dated the Second Amendment Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder;

(g)    A certificate of the sort required by paragraph (3) of Section 6.09 of the Credit Agreement calculated on a pro forma basis as of the quarter ending March 31, 2019;

(h)    The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Second Amendment Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(1)    All representations and warranties contained in this Amendment and in each of the other Loan Documents are true and correct in all material respects on and as of the Second Amendment Date as though made on and as of such date (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder and thereunder);

(2)    No Default or Event of Default has occurred and is continuing;

(3)    No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Change or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of Borrower to fulfill its obligations under the Loan Documents to which it is a party; and

(4)    Borrower has received all approvals, consents and waivers, and has made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Law or (B) any agreement, document or instrument to which Borrower is a party or by which Borrower or its properties is bound;

(i)    evidence that (i) all fees due and payable to the Administrative Agent, the Banks and the arrangers pursuant to those certain fee letters by and among the Borrower, the arrangers and the Administrative Agent have been paid and (ii) all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and the arrangers, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid;

(j)    Each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Bank requesting the same, a Beneficial Ownership Certification in relation to such Loan Party or Subsidiary, in each case, at least five (5) Banking Days prior to the Second Amendment Date;

(k)    The Borrower shall have provided to the Administrative Agent and the Banks the documentation and other information requested by the Administrative Agent in order to comply with the requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations; and

(l)    such other documents, agreements and instruments as the Administrative Agent, or any Bank through the Administrative Agent, may reasonably request.

Notwithstanding anything herein to the contrary, by its execution and delivery of this Amendment, the Administrative Agent and each Bank party hereto acknowledges and agrees that each of the conditions precedent to the effectiveness of this Amendment that have not previously been waived by such Banks in accordance with the terms of this Amendment has been satisfied and that this Amendment is effective upon the execution and delivery of this Amendment by the Borrower, each such Bank and the Administrative Agent.

Section 3. New Banks; Exiting Banks; and Reallocations.

(a)Reallocations. Upon the effectiveness of this Amendment, the outstanding amounts of all Ratable Loans of the Banks having a Loan Commitment under the Credit Agreement prior to the effectiveness of this Amendment (the “Existing Loan Commitment”) previously made to the Borrower shall be reallocated among the Banks in accordance with their respective Pro Rata Share of the Loan Commitment set forth on SCHEDULE I attached hereto. In order to effect such reallocations, the New Bank (as defined below) and each other Bank whose Loan Commitment after giving effect to this Amendment exceeds its Existing Loan Commitment (each, an “Assignee Bank”) shall be deemed to have purchased at par a portion of all right, title and interest in, and all obligations in respect of, the Existing Loan Commitment of each Exiting Bank (as defined below) and each Bank whose Loan Commitment after giving effect to this Amendment will be less than its Existing Loan Commitment (each, an “Assignor Bank”) so that the outstanding principal amount of the Loan Commitment of each Bank will be as set forth on SCHEDULE I attached hereto. Such purchases shall be deemed to have been effective by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for replacement Notes to be provided to any Assignee Bank requesting such replacement Note and, if applicable, any Assignor Bank requesting such replacement Note, in the principal amounts of their respective Loan Commitment upon the effectiveness of this Amendment, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignee Bank shall make the proceeds of such purchases available to the Administrative Agent which shall then make such amounts of the proceeds of such purchases available to each Assignor Bank as is necessary to purchase in full at par the Existing Loan Commitment owing to each respective Assignor Bank. The Assignor Banks, the Assignee Bank and the other Banks shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocations and assignments so that the aggregate principal amount of the Ratable Loans shall be held by the Banks (including the New Bank) with their respective Pro Rata Share in accordance with their respective Loan Commitment as set forth on SCHEDULE I attached hereto.

(b)Representations and Warranties and Acknowledgements of New Bank. Upon the effectiveness of this Amendment, SunTrust Bank (the “New Bank”) acknowledges and agrees that it shall be a Bank under the Credit Agreement holding a Loan Commitment in the amount set forth on SCHEDULE I hereto. Accordingly, the New Bank shall have all of the rights and obligations of a Bank under the Credit Agreement and the other Loan Documents with respect to the New Bank’s Loan Commitment. The New Bank (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) subject to the approval of the Administrative Agent as evidenced by its signature to this Amendment, it meets all the requirements to be an Eligible Assignee, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the New Bank’s Loan Commitment, and either it, or the person exercising discretion in making its decision with respect to such New Bank’s Loan Commitment is experienced in such matter, (iv) it has received a copy of the Credit Agreement, and has received or has been according the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.09(1) and (2) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and to provide the New Bank’s Loan Commitment and (v) it has, independently and without reliance upon the Administrative Agent or any Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to provide the New Bank’s Loan Commitment; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent or any Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

(c)Exiting Banks. Upon the effectiveness of this Amendment and reallocations and assignments set forth in this Section 3, all outstanding amounts due under the Credit Agreement and the other Loan Documents to each of (i) Capital One, National Association, (ii) United Bank National Association and (iii) Deutsche Bank AG New York Branch (collectively, the “Exiting Banks” and each, an “Exiting Bank”) shall be paid in full, and each Exiting Bank shall cease to be a Bank under the Credit Agreement; provided, that the obligations of the Credit Parties under the Loan Documents that are intended to survive any Bank ceasing to be a Bank or a party to any Loan Document shall survive in accordance with their respective terms for the benefit of each Exiting Bank, as applicable.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Banks that:

(a)Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit under the Credit Agreement as amended by this Amendment. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver the Amendment Documents and perform the Amendment Documents and the Credit Agreement as amended by this Amendment in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Amendment Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of the Amendment Documents and the Credit Agreement as amended by this Amendment is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b)Binding Effect. This Amendment and the Credit Agreement as amended by this Amendment constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

(c)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

(d)No Material Adverse Change. Since December 31, 2018, there has not been any material adverse condition or material adverse change in or affecting, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole.

(e)No Guarantors. As of the Second Amendment Date and after giving effect to this Amendment, no Subsidiary is required to be a Guarantor pursuant to Section 6.11 of the Credit Agreement as amended by this Amendment.

Section 5. Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made or deemed made by the Borrower to the Administrative Agent and the Banks in the Credit Agreement as amended by this Amendment and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full and such representations and warranties are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited thereunder.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Loan Document.

Section 7. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTION 12.14 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE AS IF FULLY SET FORTH HEREIN, MUTATIS MUTANDIS.

Section 10. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Banks under the Credit Agreement or any other Loan Document. This Amendment is not intended and shall not constitute a novation of the Credit Agreement or the Obligations created thereunder.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Revolving Credit Agreement to be executed as of the date first above written.

URBAN EDGE PROPERTIES LP,
a Delaware limited partnership

By: Urban Edge Properties
a Maryland real estate investment trust, general partner

By: /s/ Mark J. Langer
Name: Mark J. Langer
Title: Executive Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Fronting Bank, a Swingline Lender and as a Bank

By: /s/ Matthew Ricketts
Name: Matthew Ricketts
Title: Managing Director

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PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent, a Fronting Bank, a Swingline Lender and as a Bank

By: /s/ Denise Smyth
Name: Denise Smyth
Title: Senior Vice President

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BARCLAYS BANK PLC, as a Bank

By: /s/ Craig Malloy
Name: Craig Malloy
Title: Director

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CITIBANK N.A., as a Bank

By: /s/ Christopher J. Albano
Name: Christopher J. Albano
Title: Authorized Signatory

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JPMORGAN CHASE BANK, N.A., as a Bank

By: /s/ Brian Smolowitz
Name: Brian Smolowitz
Title: Vice President

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MUFG UNION BANK, N.A., as a Bank

By: /s/ Shari Brown
Name: Shari Brown
Title: Vice President

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U.S. BANK NATIONAL ASSOCIATION, as a Bank

By: /s/ Kimberly Gill
Name: Kimberly Gill
Title: Vice President

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DEUTSCHE BANK AG NEW YORK BRANCH, as an Exiting Bank

By: /s/ Annie Chung
Name: Annie Chung
Title: Director

By: /s/ Ming K Chu
Name: Ming K Chu
Title: Director

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GOLDMAN SACHS BANK USA, as a Bank

By: /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

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MORGAN STANLEY SENIOR FUNDING, INC., as a Bank

By: /s/ Michael King
Name: Michael King
Title: Vice President

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TD BANK, N.A., as a Bank

By: /s/ Howard Hsu
Name: Howard Hsu
Title: Vice President

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SUNTRUST BANK, as a New Bank

By: /s/ Trudy Wilson
Name: Trudy Wilson
Title: Vice President

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CAPITAL ONE, NATIONAL ASSOCIATION, as an Exiting Bank

By: /s/ Jessica W. Phillips
Name: Jessica W. Phillips
Title: Senior Vice President

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UNITED BANK, NATIONAL ASSOCIATION, as an Exiting Bank

By: /s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

SCHEDULE I

Bank	Loan Commitment
Wells Fargo Bank, National Association	$82,500,000
PNC Bank, National Association	$82,500,000
MUFG Union Bank, N.A.	$65,000,000
U.S. Bank National Association	$65,000,000
SunTrust Bank	$50,000,000
Goldman Sachs Bank USA	$45,000,000
Morgan Stanley Senior Funding, Inc.	$45,000,000
Barclays Bank PLC	$45,000,000
JPMorgan Chase Bank, N.A.	$45,000,000
TD Bank, N.A.	$40,000,000
Citibank N.A.	$35,000,000
Total	$600,000,000.00